INSURED --         JOHN DOE
POLICY NUMBER --   00 000 000
POLICY DATE --     MAY 4, 2009

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
51 Madison Avenue, New York, NY 10010 (A Delaware Corporation)

THE CORPORATION will pay the benefits of this policy in accordance with its provisions. The pages that follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 20 days after delivery, you can return the policy to the Corporation or to the Registered Representative through whom it was purchased, with a written request for a cancellation. Upon such a request, the policy will be void from the start, and a full refund will be made. The amount we refund will equal the greater of the policy's Cash Value as of the date the policy is returned or the total premiums paid, less loans and partial surrenders.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFITS SECTION ON PAGE 4 OF THE POLICY.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE INVESTMENT DIVISIONS OF THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH VALUE AND LOANS SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

EFFECTIVE DATE. The Effective Date is the date the policy is delivered and the Initial Single Premium is paid. Coverage does not begin until the Effective Date unless temporary coverage is obtained under a separate temporary coverage agreement.

THIS POLICY IS A LEGAL CONTRACT BETWEEN THE POLICYOWNER AND THE CORPORATION. PLEASE READ THIS POLICY CAREFULLY FOR FULL DETAILS.


/s/ Theodore A. Mathas
President


/s/ Catherine A. Marrion
Secretary

FLEXIBLE SINGLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

VARIABLE LIFE INSURANCE BENEFITS - SINGLE PREMIUM TO PUT POLICY IN FORCE. PROCEEDS PAYABLE AT INSURED'S DEATH.

AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.

UNDERWRITTEN INCREASES MAY BE MADE, SUBJECT TO THE CONDITIONS IN SECTION 3.1.

POLICY IS NON-PARTICIPATING.

308-95

                               POLICY INFORMATION

INSURED      AGE         CLASS OF RISK
[JOHN DOE]   [65 MALE]   [NON SMOKER]

POLICY NUMBER -- [00 000 000]

POLICY DATE -- [MAY 4, 2009]
ISSUE DATE -- [MAY 4, 2009]

PLAN -- NEW YORK LIFE LEGACY CREATOR - FLEXIBLE SINGLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

INITIAL FACE AMOUNT -- [$30,000]

INITIAL DEATH BENEFIT AMOUNT -- [$55,200.00]

DEATH BENEFIT GUARANTEE AMOUNT -- [$30,000]

OWNER -- [INSURED]

BENEFICIARY (subject to change) --
[AS DESIGNATED ON THE APPLICATION, OR AS SUBSEQUENTLY CHANGED IN ACCORDANCE WITH THE CHANGE OF BENEFICIARY PROVISIONS.]

ADDITIONAL BENEFITS

                               PREMIUM INFORMATION

INITIAL SINGLE PREMIUM -- [$ 30,000.00]

BECAUSE POLICY VALUES ARE BASED ON THE INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT, PAYMENT OF THE INITIAL SINGLE PREMIUM AMOUNT MAY NOT GUARANTEE THAT THE POLICY WILL REMAIN IN EFFECT TO THE POLICY ANNIVERSARY ON WHICH THE INSURED IS AGE 121, WHICH IS MAY 4, 2065. COVERAGE WILL EXPIRE WHEN THE CASH VALUE LESS ANY UNPAID LOAN AND ACCRUED LOAN INTEREST IS INSUFFICIENT TO COVER THE MONTHLY DEDUCTION. HOWEVER, IF THE DEATH BENEFIT GUARANTEE IS INVOKED, COVERAGE IS GUARANTEED NOT TO EXPIRE. (SEE SECTION 3.5 FOR FURTHER DETAILS.)

MONTHLY DEDUCTION DAY - FOURTH DAY OF EACH CALENDAR MONTH

PREMIUM LIMITS

ANY PREMIUM PAID UNDER THIS POLICY CAN NEVER EXCEED THE PREMIUM LIMITS SHOWN BELOW. AFTER ISSUE, THE INITIAL SINGLE PREMIUM PLUS ANY UNDERWRITTEN INCREASES MADE CANNOT EXCEED THE PREMIUM LIMITS SHOWN BELOW FOR THE INSURED'S ATTAINED AGE. PREMIUM LIMITS WILL CHANGE WHEN THE INSURED REACHES THE SPECIFIED ATTAINED AGE LEVELS SHOWN BELOW.

INSURED'S ATTAINED AGE   PREMIUM LIMITS
----------------------   --------------
21-59                       $ 60,000
60-69                       $100,000
70-80                       $125,000

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                               POLICY DATA PAGE 2
                                     0895-2

                                 POLICY CHARGES

POLICY NUMBER -- [00 000 000]   INSURED -- [JOHN DOE]

MONTHLY DEDUCTION CHARGES

THE MONTHLY DEDUCTION CHARGES THAT ARE DEDUCTED FROM THE CASH VALUE CONSIST OF:

-    A MONTHLY COST OF INSURANCE FOR THE BASE POLICY.

- A MONTHLY ASSET-BASED ADMINISTRATIVE CHARGE THAT CAN CHANGE, BUT WILL NOT EXCEED ON AN ANNUAL BASIS, 2.25% IN POLICY YEARS 1-10 OF THE SEPARATE AND FIXED ACCOUNT VALUE (INCLUDING ANY LOANED AMOUNTS) AFTER THE COST OF INSURANCE HAS BEEN DEDUCTED.

- A MONTHLY MORTALITY AND EXPENSE RISK CHARGE, WHICH CAN CHANGE, BUT WILL NOT EXCEED, ON AN ANNUAL BASIS, 0.75% OF THE SEPARATE ACCOUNT VALUE. (DOES NOT APPLY TO THE FIXED ACCOUNT.)

- IN POLICY YEARS 11 AND LATER, A PREMIUM EXPENSE CHARGE THAT CAN CHANGE, BUT WILL NOT EXCEED ON AN ANNUAL BASIS, 2.50% OF THE ADJUSTED TOTAL PREMIUM PAID.

OTHER CHARGES AGAINST THE POLICY

- WE RESERVE THE RIGHT TO APPLY A CHARGE, NOT TO EXCEED $30, FOR EACH TRANSFER OF FUNDS AFTER THE FIRST TWELVE IN A POLICY YEAR BETWEEN INVESTMENT DIVISIONS AND/OR THE FIXED ACCOUNT.

- WE RESERVE THE RIGHT TO MAKE A CHARGE FOR SEPARATE ACCOUNT FEDERAL INCOME TAX LIABILITIES IF THE LAW SHOULD CHANGE TO REQUIRE TAXATION OF SEPARATE ACCOUNTS.

- WE RESERVE THE RIGHT TO CHARGE A PARTIAL SURRENDER PROCESSING FEE EQUAL TO $25.00. THE MINIMUM AMOUNT THAT CAN BE WITHDRAWN IS $500.00.

- A SURRENDER CHARGE WILL BE APPLIED TO A FULL SURRENDER MADE UNDER THE POLICY. THIS SURRENDER CHARGE IS CALCULATED AS AN ANNUALLY DECREASING PERCENTAGE (SHOWN BELOW AS PERCENTAGE APPLIED) OF THE CASH VALUE FOR THE INITIAL FACE AMOUNT. THE SURRENDER CHARGE WILL NOT EXCEED THE MAXIMUM SURRENDER CHARGES SHOWN IN THE TABLE BELOW. IF AN UNDERWRITTEN INCREASE IS MADE, WE WILL PROVIDE A NEW POLICY DATA PAGE REFLECTING ANY CHANGES TO THE MAXIMUM SURRENDER CHARGES. THE SURRENDER CHARGE PERIOD AND PERCENTAGE APPLIED WILL NOT CHANGE. (THE ACTUAL SURRENDER CHARGE, WHICH APPLIES IN ANY YEAR, IS DESCRIBED IN THE MOST CURRENT PROSPECTUS THAT IS ON FILE WITH THE SEC. A SURRENDER CHARGE WILL BE APPLIED TO FULL AND PARTIAL SURRENDERS MADE UNDER THE POLICY, UNLESS IT IS AN AMOUNT THAT CAN BE WITHDRAWN FROM THE POLICY WITHOUT INCURRING A SURRENDER CHARGE, AS DESCRIBED IN 6.5.)

                       TABLE OF MAXIMUM SURRENDER CHARGES
                               FOR THE BASE POLICY

  POLICY     PERCENTAGE        MAXIMUM
   YEAR        APPLIED    SURRENDER CHARGE
----------   ----------   ----------------
    1           7.50%         $2,250.00
    2           7.00%         $2,100.00
    3           6.50%         $1,950.00
    4           6.00%         $1,800.00
    5           5.00%         $1,500.00
    6           4.00%         $1,200.00
    7           3.00%           $900.00
    8           2.00%           $600.00
    9           1.00%           $300.00
10 & LATER         0%            $ 0.00

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            POLICY DATA PAGE 2(cont)
                                     0895-2

                               INTEREST AND LOANS

POLICY NUMBER -- [00 000 000]   INSURED -- [JOHN DOE]

INTEREST CREDITING

GUARANTEED INTEREST RATE CREDITED TO THE FIXED ACCOUNT -- 3%

CASH VALUE AND LOANS

GUARANTEED ANNUAL LOAN INTEREST RATE -- 6% IN ARREARS

                         ADDITIONAL POLICY INFORMATION

SECTION THREE

SECTION 3.1 - UNDERWRITTEN INCREASES CAN BE MADE IF THE INSURED IS AGE 80 OR YOUNGER AND THERE IS NO OUTSTANDING POLICY LOAN. SATISFACTORY PROOF OF INSURABILITY IS REQUIRED. UNDERWRITTEN INCREASES ARE SUBJECT TO A $5,000 MINIMUM AND A MAXIMUM NOT TO EXCEED THE PREMIUM LIMITS SHOWN ON THE PREMIUM INFORMATION POLICY DATA PAGE.

SECTION SIX

THE MINIMUM PARTIAL SURRENDER AMOUNT IS $500.

SECTION 6.4 - A PARTIAL SURRENDER WILL NOT BE PERMITTED IF IT WOULD REDUCE THE CASH SURRENDER VALUE OF THE POLICY TO LESS THAN $10,000.

SECTION NINE

THE MORTALITY TABLE REFERRED TO IN SECTION 9.14 IS THE 2001 COMMISSIONER'S STANDARD ORDINARY MORTALITY, ALB, ULTIMATE, MALE, NON SMOKER VERSION.

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            POLICY DATA PAGE 2(cont)
                                     0895-2

POLICY NUMBER -- [00 000 000]   INSURED -- [JOHN DOE]

                 TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                      FOR COMPLIANCE WITH IRC SECTION 7702
                       CASH VALUE ACCUMULATION TEST (CVAT)

              PERCENT OF
POLICY YEAR   CASH VALUE
-----------   ----------
     1           184%
     2           179%
     3           175%
     4           170%
     5           166%
     6           162%
     7           158%
     8           155%
     9           151%
     10          143%
     11          145%
     12          142%
     13          139%
     14          136%
     15          134%
     16          132%
     17          129%
     18          127%
     19          125%
     20          124%
     21          122%
     22          120%
     23          119%
     24          118%
     25          117%
     26          116%
     27          115%
     28          114%
     29          113%
     30          112%
     31          111%
     32          111%
     33          110%
     34          110%
     35          109%
     36          109%
     37          108%
     38          108%
     39          107%
     40          107%
     41          107%
     42          106%
     43          106%
     44          106%
     45          105%
     46          105%
     47          105%
     48          104%
     49          104%
     50          104%
     51          104%
     52          103%
     53          103%
     54          103%
     55          103%
     56          101%


                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                              POLICY DATA PAGE 2.2
                                 0895-2.2-CVAT

POLICY NUMBER -- [00 000 000]   INSURED -- [JOHN DOE]

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                                 FOR BASE POLICY
                       (PER $1,000 OF NET AMOUNT AT RISK)

                                     [MALE]

                           CLASS OF RISK: [NON SMOKER]

POLICY
 YEAR
------
  01      1.36
  02      1.49
  03      1.63
  04      1.78
  05      1.94
  06      2.13
  07      2.36
  08      2.64
  09      2.92
  10      3.23
  11      3.57
  12      3.96
  13      4.41
  14      4.93
  15      5.52
  16      6.18
  17      6.91
  18      7.68
  19      8.54
  20      9.50
  21     10.58
  22     11.78
  23     13.10
  24     14.53
  25     16.04
  26     17.58
  27     19.12
  28     20.77
  29     22.53
  30     24.43
  31     26.35
  32     28.27
  33     30.36
  34     32.65
  35     35.15
  36     37.61
  37     39.86
  38     42.31
  39     44.99
  40     47.92
  41     51.12
  42     54.64
  43     58.55
  44     62.90
  45     67.77
  46     73.25
  47     79.48
  48     83.33
  49     83.33
  50     83.33
  51     83.33
  52     83.33
  53     83.33
  54     83.33
  55     83.33
  56     83.33


                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                               POLICY DATA PAGE 2A
                                     0895-2A

WE & YOU

In this policy, the words "we", "our" or "us" refer to New York Life Insurance and Annuity Corporation, and the words "you" or "your" refer to the Owner(s) of this policy.

When you write to us, please include the policy number, the Insured's full name, and your current address.

                                    CONTENTS

SECTION   PROVISIONS                                                        PAGE
-------   ---------------------------------------------------------------   ----
          POLICY DATA PAGES
ONE       LIFE INSURANCE BENEFITS                                             4
TWO       OWNER AND BENEFICIARY                                               4
THREE     UNDERWRITTEN INCREASES AND PREMIUMS                                 5
FOUR      SEPARATE ACCOUNT                                                    8
FIVE      FIXED ACCOUNT                                                      10
SIX       CASH VALUE AND LOANS                                               10
SEVEN     CALCULATION OF MONTHLY DEDUCTION CHARGE                            13
EIGHT     PAYMENT OF POLICY PROCEEDS                                         14
NINE      GENERAL PROVISIONS                                                 15

          APPLICATION - Attached to the Policy

          RIDERS OR ENDORSEMENTS
          (IF ANY) - Attached to the Policy

                                     0895-3

                      SECTION ONE - LIFE INSURANCE BENEFITS

1.1 LIFE INSURANCE PROCEEDS The amount of life insurance proceeds payable under this policy consists of:

     -    The Life Insurance Benefit of this policy, plus

     - The death benefit payable for any riders in effect on the Insured on the date of the Insured's death, less

     - Any unpaid loan, accrued loan interest, and any unpaid Monthly Deduction Charges.

     We will pay the life insurance proceeds to the beneficiary promptly when we have due proof that the Insured died on or after the Effective Date of this policy, subject to all of this policy's provisions. A claim for the life insurance proceeds must be made in writing to our Service Office for variable products, as referred to in the most current prospectus that is on file with the SEC or any other location that we indicate to you in writing. (This is referred to as "Service Office" in this policy.)

1.2 LIFE INSURANCE BENEFIT Prior to the anniversary on which the Insured is age 121, this policy provides a Life Insurance Benefit equal to the greater of:

     a) the Face Amount of the policy, as defined in Section 3.2. This Face Amount reflects any changes made in accordance with the provisions of this policy; or

     b) the Non-Guaranteed Death Benefit, which is equal to the Cash Value multiplied by the percentage of the Cash Value necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. (See Policy Data Page 2.2 for a table of these percentages.)

     However, if the Death Benefit Guarantee has been invoked, the Life Insurance Benefit will be equal to the Death Benefit Guarantee Amount.

1.3 DEATH BENEFIT GUARANTEE At issue, a Death Benefit Guarantee is in effect for this policy. The Death Benefit Guarantee Amount is shown on the "Policy Information" Policy Data page and is always equal to the Face Amount, as defined in Section 3.2.

     If the Death Benefit Guarantee is determined to be in effect, then it can be invoked. Once the Death Benefit Guarantee is invoked, the policy will not lapse. The Death Benefit Guarantee will not be in effect if the sum of any outstanding loan(s) under the policy plus any accrued loan interest is greater than the policy's Cash Value. However, loan repayments will be accepted to repay the outstanding loan and allow the Death Benefit Guarantee to be put back into effect. (More details on Late Period processing are described in Section 3.5.)

     The Death Benefit Guarantee Amount can change if an Underwritten Increase is made (as described in Section 3.1), if a partial surrender is made (as described in Section 6.4) or when the Insured reaches age 121 (as described in Section 9.16).

                       SECTION TWO - OWNER AND BENEFICIARY

2.1 OWNER The owner of this policy is shown on the "Policy Information" Policy Data page. In this policy, the words "you" and "your" refer to the owner.

2.2 CHANGE OF OWNERSHIP You can change the owner of this policy in a form we provide. The form and any other requirements must be completed and signed by you. This change will take effect as of the date you signed the form, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership will pass to the new owner. Changing the owner or successor owner cancels any prior choice of owner or successor owner, but does not change the beneficiary.

2.3 SUCCESSOR OWNER A successor owner can be named in the application, or in a form we provide. The form and any other requirements must be completed and signed by you. If you die before the successor owner, the successor owner will become the new owner. If no successor owner survives you and you die before the Insured, your estate becomes the new owner.

                                     0895-4

2.4 BENEFICIARY The beneficiary for any life insurance proceeds is the person or entity named in the application, or in a notice you sign that gives us the information we need. If more than one beneficiary is named, they can be classed as first, second, and so on. If 2 or more are named in a class, their share in the proceeds is equal, unless you state otherwise. The stated shares will be paid to any first beneficiaries who survive the Insured. If no first beneficiaries survive, payment will be made to any beneficiary surviving in the second class, and so on.

     If no beneficiary for either all or part of the proceeds survives the Insured, the right to those proceeds will pass to you. If you are deceased, this right will pass to your estate.

2.5 CHANGE OF A BENEFICIARY While the Insured is living, you can change a beneficiary by notifying us in writing. The notice must clearly state the beneficiary designation, be signed by you, and include the policy number and the name of the Insured. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change. For example, if we make any payment before we record the change, we will not have to make the payment again.

2.6 SIMULTANEOUS DEATH OF INSURED AND BENEFICIARY Unless stated otherwise in the policy or in your signed notice that is in effect at the Insured's death, if any beneficiary dies at the same time as the Insured or within 15 days after the Insured but before we receive due proof of the Insured's death, we will pay the proceeds as though that beneficiary died first.

               SECTION THREE - UNDERWRITTEN INCREASES AND PREMIUMS

3.1 UNDERWRITTEN INCREASES You can increase the Life Insurance Benefit of this policy, subject to the requirements shown on the "Premium Information and "Additional Policy Information" Policy Data pages. This increase is an unplanned premium payment that is referred to as an "Underwritten Increase" in this policy. To make an Underwritten Increase, you must send us your written application, also signed by the Insured, together with the payment for the Underwritten Increase and any proof of insurability that we require. An Underwritten Increase will take effect on the Monthly Deduction Day on or next following the date we approve the application for the increase and will equal the amount of the premium payment, rounded to the next higher dollar, accepted in connection with such application.

     The Cost of Insurance for an Underwritten Increase will be based on the Insured's age, gender, and class of risk at the time the increase takes effect. New Contestable and Suicide Exclusion periods will apply for the Underwritten Increase, beginning on the effective date of the increase.

     The surrender charge period shown on the "Policy Charges" Policy Data page will also apply to any Underwritten Increase(s) made during that period. The percentage applicable to the surrender of such Underwritten Increase will reflect the policy year in which surrenders are made. The amount of the surrender charge will increase based on any Underwritten Increases made. When the increase takes effect, we will provide you with new Policy Data pages that reflect any changes to the maximum surrender charges resulting from the Underwritten Increase. These charges will never exceed the maximum shown on that data page. No surrender charge can be assessed on surrenders of Underwritten Increases outside the surrender charge period shown on the "Policy Charges" Policy Data page.

     If an application for an Underwritten Increase is approved, the Death Benefit Guarantee Amount and Face Amount of the policy will be raised by the amount of that Underwritten Increase. In addition, the Life Insurance Benefit will reflect the Underwritten Increase and will equal the greater of a) or b) of Section 1.2. If the policy has an unpaid loan, we will not allow an Underwritten Increase to be made until the loan is repaid.

     Within 20 days after the effective date of an Underwritten Increase, you can cancel that increase. In this case, the portion of the premium allocated to the increase, if any, will be refunded.

                                     0895-5

3.2 FACE AMOUNT AND ADJUSTED TOTAL PREMIUM The Face Amount is equal to the Adjusted Total Premium, rounded to the next higher dollar. As defined in this policy, the Adjusted Total Premium is equal to the Initial Single Premium, plus the amount of any Underwritten Increases, minus any Partial Surrender and applicable surrender charges that are in excess of any gain in the policy. The Face Amount will not be less than zero.

     Any premium payments are subject to the limits described in the "Premium Information" and "Additional Policy Information" Policy Data Pages.

3.3 ALLOCATION OF PREMIUM PAYMENT At the end of the Right To Examine Policy period shown on the front cover, the Initial Single Premium shown on the "Premium Information" Policy Data page and the amount of any Underwritten Increase(s) are applied to the Separate Account and Fixed Account in accordance with your premium allocation election in effect at that time and before any other deductions which may be due are made.

     In no event can a premium payment (including any Underwritten Increases) be an amount that would jeopardize the policy continuing to qualify as Life Insurance, as defined under Section 7702 of the Internal Revenue Code, as amended. If the premium you pay exceeds the maximum permitted under this Internal Revenue Code test, we will notify you of this and return any such excess.

     Any payment not specifically designated as a premium payment or a loan repayment will be credited to the policy as a loan repayment.

3.4 CHANGING A PREMIUM ALLOCATION ELECTION You can change your premium allocation election stated in the application. You do this by either submitting a signed written request or by another method acceptable to us. Your allocation percentages must total 100%. Each percentage must be either zero or a whole number, which is at least 1%. Any change will take effect on the Monthly Deduction Day on or next following the date we receive your signed request at our Service Office.

3.5 LATE PERIOD If on a Monthly Deduction Day, the Cash Value less any unpaid loans and accrued loan interest is insufficient to pay the Monthly Deduction Charges for the next policy month, we will determine if the Death Benefit Guarantee is in effect according to the test described in Section 1.3.

     If the Death Benefit Guarantee is determined to be in effect at the commencement of the Late Period, the policy will continue for a Late Period of 62 days after the Monthly Deduction Day on which the Cash Value less any unpaid loan and accrued loan interest is insufficient to cover the Monthly Deduction Charge. To inform you of this situation, we will mail a notice to you, at your last known address, at least 31 days before the end of the Late Period, requesting payment of the additional premium amount necessary to keep the policy in force. Payment of this additional premium amount will not be considered an Underwritten Increase. We will also mail a copy of the notice to the last known address of any assignee on our records. If you do not send us the required amount, postmarked by the end of the Late Period, and the Death Benefit Guarantee is still in effect, then the Death Benefit Guarantee will be invoked on the Monthly Deduction Date following the expiration of the 62-day Late Period. We will send a notification to your last known address to inform you: a) that the Death Benefit Guarantee has been invoked and b) of the applicable Death Benefit Guarantee Amount. However, if you do not send us the required amount and the Death Benefit Guarantee is no longer in effect by the end of the Late Period, then the policy will end and there will be no more benefits under the policy.

     Once the Death Benefit Guarantee is invoked, no further charges will be deducted, and no Underwritten Increases, surrenders, partial surrenders, loans or changes of premium allocation election will be permitted. The Death Benefit Guarantee Amount will be paid as the Life Insurance Benefit when we receive proof that the Insured has died.

                                     0895-6

     If, the Death Benefit Guarantee is determined not to be in effect at the commencement of the Late Period, then the policy will continue for a Late Period of 62 days after the Monthly Deduction Day on which the Cash Value less any unpaid loan and accrued loan interest is insufficient to cover the Monthly Deduction Charge. To inform you of this situation, we will mail a notice to you, at your last known address, at least 31 days before the end of the Late Period, requesting payment of one (or both) of the following amounts: (a) the additional premium amount necessary to keep the policy in force and/or (b) the amount necessary to satisfy the test described in
     Section 1.3 and put the Death Benefit Guarantee back into effect. Payment of this additional premium amount will not be considered an Underwritten Increase. We will also mail a copy of the notice to the last known address of any assignee on our records. If you do not send us a payment, postmarked by the end of the Late Period, the policy will end and there will be no more benefits under the policy.

     If the Insured dies during the Late Period, we will pay the policy proceeds. However, these proceeds will be reduced by the amount of any unpaid loan, accrued loan interest and any unpaid Monthly Deduction Charges for the full policy month or months that run from the beginning of the Late Period through the policy month in which the Insured died.

3.6 REINSTATEMENT Within 5 years after this policy has ended or the Death Benefit Guarantee has been invoked, you can apply, in writing, to reinstate the policy (and any other benefits provided by riders) if the Insured is alive and you did not surrender it. If the required payment is made within 31 days after the end of the Late Period, no proof of insurability is required. If not, when you apply for reinstatement, you must provide proof of insurability that is acceptable to us. A written application will be required and a copy of the application will be placed in the policy and made a part of it.

     To reinstate this policy, a payment that is sufficient to keep this policy in effect for at least 3 months must be made. This reinstatement payment will equal three Monthly Deduction Charges, multiplied by a factor of 150%. This payment will be in lieu of the payment of all charges in arrears. In addition, any unpaid loan and accrued loan interest must be repaid, together with loan interest at the current loan interest rate compounded once each year from the end of the Late Period to the date of reinstatement.

     If this policy is reinstated, we will reinstate the Cash Value corresponding to the date of lapse. Any surrender charges, which apply after the reinstatement, will be based on the same set of surrender charges that existed prior to the lapse. In determining the surrender charges that apply after reinstatement, we determine what policy year the policy was in at the time of lapse or when the Death Benefit Guarantee was invoked.

     The effective date of reinstatement is the Monthly Deduction Day on or next following the date we approve your signed request for reinstatement. A Death Benefit Guarantee will apply to a reinstated policy, subject to the requirements of Section 1.3. Any coverage put into effect as a result of the Death Benefit Guarantee being invoked is terminated upon reinstatement of this policy.

                                     0895-7

                         SECTION FOUR - SEPARATE ACCOUNT

4.1 SEPARATE ACCOUNT We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains, or losses. We put assets in the Separate Account for this policy, and we may also do the same for any other variable life insurance policies we may issue.

4.2 SEPARATE ACCOUNT ASSETS The Separate Account invests its assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add, combine or eliminate any Investment Division of the Separate Account, subject to any required regulatory approvals.

     The assets of the Separate Account are our property. There are Separate Account assets, which equal the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

     We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. The assets of the Separate Account will be valued, as determined in accordance with a method of valuation that we established in good faith.

     We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

4.3 OUR RIGHTS TO THE SEPARATE ACCOUNT We also reserve the right, when permitted by law, to do the following.

     (a) De-register the Separate Account under the Investment Company Act of 1940;

     (b) Manage the Separate Account under the direction of a committee or discharge such committee at any time;

     (c) Restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;

     (d) Combine the Separate Account with one or more other separate accounts; and

     (e) Substitute shares of any other mutual fund for mutual fund shares held in any Investment Division with similar objectives.

     When required by law or regulation, an investment objective of the Separate Account can be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.

4.4 ACCUMULATION UNITS Your interest in this policy in the Separate Account prior to the date on which the Life Insurance Benefit becomes payable is represented by Accumulation Units. Accumulation Units are the accounting units used to calculate the values under this policy. The number of Accumulation Units purchased in an Investment Division will be determined by dividing the part of any premium payment or the part of any transfer applied to that Investment Division, by the value of an Accumulation Unit for that Division on the transaction date. Payments allocated, transferred or otherwise added to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions. Accumulation Units are redeemed when amounts are loaned, transferred, surrendered or otherwise deducted. These transactions are called policy transactions.

                                     0895-8

4.5 VALUE OF ACCUMULATION UNITS The value of an Accumulation Unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (1) by (2), where:

     (1)  is the sum of:

          (a) the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

          (b) the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

     (2) is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

     The net investment factor may be greater or less than one. Therefore, the value of an Accumulation Unit may increase or decrease.

4.6 TRANSFERS Transfers can be made between Investment Divisions of the Separate Account and between the Investment Divisions and the Fixed Account. We reserve the right to apply a charge, as shown on the "Policy Charges" Policy Data page. If this charge is assessed, it will be deducted proportionately from the appropriate Investment Divisions, and/or Fixed Account that funds are transferred to, on the basis of the amount of the total transfer, which is allocated from each Investment Division, and/or the Fixed Account.

     Transfers between Investment Divisions (and also to and from the Fixed Account) will generally take effect as of the business day we receive, at our Service Office, your signed written request (or by any method acceptable to us), which gives us the facts that we need. However, if we receive your request after the New York Stock Exchange is closed for trading, or on a day on which the New York Stock Exchange is not open for trading, the transfer will take effect on the next business day.

     The minimum amount that can be transferred is the lesser of: $500 or the value of all remaining Accumulation Units in the Investment Division, unless we agree otherwise. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than $500, we will include that amount as part of the transfer.

     Your right to make transfers under the policy is subject to modification if we determine in our sole discretion that the exercise of that right will disadvantage or potentially hurt the rights or interests of other policyowners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which we consider to be to the actual or potential disadvantage of other policyowners. Any modification could be applied to transfers to or from some or all of the Investment Divisions and could include, but not be limited to, not accepting a transfer request from any person, asset allocation and/or market timing service made on behalf of policyowners and/or limiting the amount that may be transferred into or out of any Investment Division at any one time.

                                     0895-9

                          SECTION FIVE - FIXED ACCOUNT

5.1 FIXED ACCOUNT The Fixed Account is supported by assets of our General Account. Our General Account represents all of our assets, liabilities, capital and surplus, income, gains or losses that are not in any separate account. The amount in the Fixed Account is credited with a fixed interest rate, which we declare periodically. We will set this rate in advance at least annually. This rate will never be less than the rate shown on the "Interest And Loans" Policy Data page. Interest accrues daily and is credited on the Monthly Deduction Day. All payments applied to or amounts transferred to the Fixed Account receive the rate in effect at that time. The interest we credit may be different for loaned and unloaned amounts.

5.2 FIXED ACCOUNT TRANSFERS You can make transfers from the Fixed Account to the Separate Account. The minimum amount, which can be transferred, is the lesser of: (a) $500 or (b) the amount in the Fixed Account. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that amount as part of the transfer. The sum of all such transfers in a policy year cannot exceed the greater of:
     (a) $5,000 or (b) 20% of the amount in the Fixed Account at the beginning of that policy year.

     You can also make transfers from the Investment Divisions of the Separate Account to the Fixed Account. The minimum amount, which can be transferred from any one Investment Division, is the lesser of: (a) $500 or (b) the value of all remaining Accumulation Units in that Investment Division, unless we agree otherwise. However, if the value remaining in an Investment Division after the transfer would be less than $500, we have the right to include that amount as part of the transfer.

     If, during any period the interest rate being credited to the Fixed Account is equal to the guaranteed rate shown on the "Interest And Loans" Policy Data page, the sum of all transfers to the Fixed Account in a policy year cannot exceed the greater of: (a) $5,000 or (b) 20% of the total value in the Separate Account at the beginning of that policy year. If, during a given policy year, this limit becomes effective, and you have already transferred more than the greater of: (a) $5,000 or (b) 20% of the Separate Account value to the Fixed Account, no additional transfers to the Fixed Account will be permitted for the remainder of that policy year. However, this maximum limit will not apply if the Insured is age 65 or older on the most recent Policy Anniversary.

                       SECTION SIX - CASH VALUE AND LOANS

6.1 CASH VALUE The Cash Value of this policy at any time is equal to the total value of your policy's Accumulation Units in the Separate Account plus the amount in the Fixed Account.

6.2 INTEREST CREDITING Interest is credited to the Fixed Account portion of the Cash Value. This interest is based on a rate(s) of interest that we declare periodically. Such rate(s) will be declared at least once annually and will never be less than the guaranteed rate shown on the "Interest and Loans" Policy Data page. Any interest credited in excess of this guaranteed interest rate will be nonforfeitable.

     We begin crediting interest on any Initial Single Premium payment on the date that the premium payment is received by our Service Office. Interest related to any Underwritten Increase will be credited beginning on the effective date of that increase.

6.3 FULL SURRENDER When this policy has Cash Value, and while the Insured is living, you can surrender it for the Cash Surrender Value. The Cash Surrender Value is equal to the Cash Value less any surrender charges that may apply (except as indicated in Section 6.5), and less any unpaid loan and accrued loan interest. The Cash Value and Cash Surrender Value will be calculated as of the date on which we receive your signed request at our Service Office. All insurance will end on the date we receive your surrender request.

     It may happen that an Underwritten Increase payment is paid after a Monthly Deduction Day and we then receive your signed request for surrender proceeds before the next Monthly Deduction Day. In this case, that payment will be included as part of the surrender proceeds.

                                     0895-10

6.4 PARTIAL SURRENDER You can request a partial surrender by sending your signed request to our Service Office. This request must be received while the Insured is living. The minimum partial surrender amount is shown in the "Additional Policy Information" Policy Data page. (A partial surrender will not be permitted if it would reduce the policy's Cash Surrender Value to less than the amount shown on this data page.) The surrender will be made proportionally from the Fixed Account and/or Investment Divisions of the Separate Account, unless you indicate otherwise. If the portion of your request for a partial surrender from the Fixed Account or Investment Division of the Separate Account is greater than the amount in the Fixed Account and/or Investment Division of the Separate Account, we will pay you the entire value of the Fixed Account and/or that Investment Division of the Separate Account, less any surrender charge which may apply.

     When you take a partial surrender, the Cash Value will be reduced by the amount of the surrender plus any applicable surrender charges and fees, as shown on the "Policy Charges" Policy Data page. The Face Amount of the policy will be reduced by the amount of the surrender plus any applicable surrender charges and fees, in excess of any gain in the policy. The Death Benefit Guarantee Amount will be reduced if the Face Amount of the policy is reduced as a result of the partial surrender.

     Proceeds from a partial surrender will be determined as of the date we receive your signed request at our Service Office in a method acceptable to us. Each time you make a partial surrender of the Cash Surrender Value, we may deduct a service charge from the Cash Value that remains under this policy. The amount of the service charge is shown on the "Policy Charges Policy Data pages. This service charge will be deducted from the Fixed Account and/or Investment Divisions based on the surrender allocation, or, if none, proportionally.

6.5 SURRENDER CHARGES UPON FULL SURRENDER OR PARTIAL SURRENDER For the number of years shown on the "Policy Charges" Policy Data page, a surrender charge will be assessed if the policy is surrendered or partially surrendered. A table of maximum surrender charges is shown on the "Policy Charges" Policy Data page. The surrender charge will be based on a percentage of the Cash Value and will never be greater than the maximum surrender charges shown on the "Policy Charges" Policy Data page. However, in any policy year, we will permit an amount to be withdrawn from the policy without incurring a surrender charge. This amount is equal to the greater of: (a) 10% of the policy's Cash Value (minus any partial surrenders already taken in that policy year) or (b) 100% of the policy's Cash Value less the total premiums paid for the Initial Single Premium plus any Underwritten Increases. The surrender charge applied to either a full or a partial surrender is calculated after the amount that can be withdrawn from the policy without incurring a charge is deducted. In addition, no surrender charge applies to this policy if it is exchanged for a new policy according to the provisions of Section 9.15.

6.6 LOAN VALUE You can borrow any amount up to the loan value of this policy using this policy as sole security. The loan value on any given date is equal to 90% of the Cash Surrender Value.

     You may wish to consult your tax advisor prior to taking a loan under this policy. Loans may affect whether the Death Benefit Guarantee is in effect under the policy. Please refer to Section 1.3 of this policy for further details.

6.7 LOAN INTEREST Loan interest accrues each day and is payable on the anniversary, the date of death, the date of surrender, the date the policy ends, the date of a loan increase or loan repayment, and any other date we specify. Loan interest not paid when due will become part of the loan and will also bear interest.

                                     0895-11

6.8 LOAN INTEREST RATE The effective annual loan interest rate is the rate we charge for policy loans. It is determined at least once every 12 months, but not more frequently than once in any 3-month period. It is payable in arrears and will never exceed the Guaranteed Annual Loan Interest Rate shown on the "Interest and Loans" Policy Data page. Loan interest for the policy year in which a loan is taken will be due on the next Policy Anniversary.

     If we have set a rate lower than the Guaranteed Annual Loan Interest Rate shown on the "Interest and Loans" Policy Data page, any subsequent increase in the interest rate will be subject to the following conditions.

          (1) The effective date of any increase in the interest rate shall not be earlier than one year after the effective date of the establishment of the previous rate.

          (2) The amount by which the interest rate can be increased will not exceed one percent per year, but the rate of interest shall in no event ever exceed the Guaranteed Annual Loan Interest Rate shown on the "Interest and Loans" Policy Data page.

          (3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

          (4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

          (5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the increase.

     This policy will not lapse in a given policy year solely as a result of a change in the loan interest rate during that policy year.

6.9 LOAN PROCEDURES When a new loan is taken (including the situation where unpaid loan interest is charged as a new loan), a transfer is made from the Separate Account to the Fixed Account. This transfer is made so that, after the transfer, the amount in the Fixed Account that is securing the outstanding loan(s) will equal 100% of the sum of the new loan and any previous unpaid loans. This transfer will be made on a pro-rata basis from the various Investment Divisions.

     While a policy loan is outstanding, no partial surrenders or transfers that would reduce the Cash Value of the Fixed Account below 100% (or any lower percentage that may be in effect at that time) of the outstanding loan are permitted. In addition, if any portion of a Monthly Deduction Charge would cause the amount in the Fixed Account to fall below the amount of the outstanding loan, we reserve the right to deduct that portion of the Monthly Deduction Charge on a pro-rata basis from the Investment Divisions instead.

     The amount in the Fixed Account, which equals the amount of the unpaid loan will be credited with interest at a rate, which will never be lower than 2% less than the rate we charge for policy loans. The rate we credit to the amount in the Fixed Account, which equals the amount of the unpaid loan will never be less than the Guaranteed Interest Rate credited to the Fixed Account, as shown on the "Interest and Loans" Policy Data page.

6.10 LOAN REPAYMENTS All or part of an unpaid loan and accrued loan interest can be repaid before the Insured's death or before we pay the full Cash Surrender Value benefit. We will deduct any unpaid loan and accrued loan interest when life insurance or full Cash Surrender Value proceeds are paid. When a loan repayment is received, we will use that money to cancel any portion of the outstanding loan, which was originally taken from the Fixed Account. Any excess will be returned to you.

                                     0895-12

     It may happen in a given policy year that, based on the loan interest rate in effect when that year began (ignoring any subsequent increase in the rate during that year), any unpaid loan plus accrued loan interest exceeds the Cash Value of this policy. In that event, we will mail a notice to you at your last known address, and a copy to the last known assignee on our records. If the excess of the unpaid loan plus accrued loan interest over the Cash Value is not paid within that 31 days, all insurance will end 31 days after the date on which we mail that notice to you.

     However, if at the end of this 31-day period this policy is in the Late Period, as described in the Premiums section, this policy will not end earlier than the end of the Late Period. In addition, if a higher interest rate or rates take effect during the policy year, this policy will not end any sooner than it would have if the rate had not changed.

6.11 LOAN AND SURRENDER PAYMENT DEFERRAL Generally, we will grant any loan, or pay any surrender proceeds (including partial surrenders) or life insurance proceeds within 7 days after we receive all of the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In addition, we can defer paying you any partial or full Cash Surrender Value benefits, or defer any loan proceeds, except to pay a monthly deduction due us, based on funds allocated to the Fixed Account, for up to 6 months from the date we receive your request. Interest will be paid on any amount deferred beyond that date. We will set the interest rate to a rate that will not be less than required by law.

             SECTION SEVEN - CALCULATION OF MONTHLY DEDUCTION CHARGE

7.1 MONTHLY DEDUCTION CHARGE On each Monthly Deduction Day, the following deductions are made:

     (a) A Mortality and Expense Risk Charge, based on the amount you have in the Separate Account, multiplied by a rate that can change but the rate will not exceed the rate shown on the "Policy Charges" Policy Data page;

     (b) The monthly Cost of Insurance for the amount of the Life Insurance Benefit in effect at that time;

     (c) A Premium Expense Charge for the policy years shown on the "Policy Charges" Policy Data page, that is based on the Adjusted Total Premium paid, as defined in Section 3.2. However, that charge can change, but the percentage rate will not exceed the rate shown on the "Policy Charges Policy Data page;

     (d) A monthly asset-based Administrative Charge for the policy years shown on the "Policy Charges" Policy Data page. That charge is based on your Cash Value after the Cost of Insurance has been deducted, multiplied by a rate that can change but the rate will not exceed the rate shown on the "Policy Charges" Policy Data pages;

     (e)  The monthly cost for any riders attached to this policy;

     The Monthly Deduction Day for this policy is shown on the "Premium Information" Policy Data page. The Monthly Deduction Day is the same calendar day each month, as determined by the Policy Date. If on the Issue Date we have not yet received the Initial Single Premium for the policy, the first Monthly Deduction Day will be the Policy Date, as described in
     Section 9.5(b). If the Policy Date of the policy is earlier than the Issue Date, then the first Monthly Deduction Day will be the first occurrence of the Monthly Deduction Day after the Issue Date of the policy. In this case, deductions made on the first Monthly Deduction Day will include the monthly deductions specified above. These deductions would have been made on each Monthly Deduction Day for the period from the Policy Date to the first occurrence of the Monthly Deduction Day after the Issue Date, as if the policy were issued on the Policy Date.

                                    0895-13

     All monthly deductions are made in accordance with your expense allocation, if any. If no expense allocation is in effect, monthly deductions will be made on a pro-rata basis from each of the Investment Divisions and the Fixed Account.

7.2 COST OF INSURANCE CALCULATION The Cost of Insurance is calculated on each Monthly Deduction Day. The monthly Cost of Insurance will not exceed (1) multiplied by the result of (2) minus (3), where:

          (1) is the monthly Cost of Insurance rate per $1,000 of Net Amount at Risk;

          (2) is the number of thousands of Life Insurance Benefit (as of the Monthly Deduction Day) divided by 1.00327374; and

          (3) is the number of thousands of Cash Value as of the Monthly Deduction Day (before this Cost of Insurance, and any applicable contract charge are subtracted).

     The Net Amount at Risk is (2) minus (3).

7.3 COST OF INSURANCE RATE The rates used to calculate the Cost of Insurance for the initial Life Insurance Benefit of the policy and for each Underwritten Increase are based on the Insured's attained age, gender, and class of risk at the time the initial Life Insurance Benefit or Underwritten Increase took effect. They will be based on future expectations for investment income, mortality, persistency, taxes and expenses.

     The monthly rates that apply to the Cost of Insurance for the Life Insurance Benefit at all ages will not be greater than the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates attached to this policy. The actual Cost of Insurance rates and method of calculation are set by us, in advance, at least once a year. Any change in the Cost of Insurance rate and method of calculation will be on a uniform basis for Insureds of the same classification, such as policy duration, attained age, gender and class of risk. Any change in the rates and method of calculation will be based on future expectations for items such as investment earnings, mortality, persistency and expenses.

     For each Underwritten Increase that is based on the same class of risk as the initial Life Insurance Benefit, the monthly rates that apply to the Cost of Insurance for the Underwritten Increase will not be greater than the table of maximum rates attached to this policy. However, if the class of risk for an Underwritten Increase is different than the class of risk for the initial Life Insurance Benefit, we will furnish you with the applicable Table of Guaranteed Maximum Monthly Cost of Insurance Rates for that increase.

7.4 MONTHLY RIDER COST The monthly cost of any rider attached to this policy is described on the Policy Data pages.

                   SECTION EIGHT - PAYMENT OF POLICY PROCEEDS

8.1 PAYMENT OF POLICY PROCEEDS The proceeds of this policy will be paid in one sum, subject to any payment we made before notification of death.

     Any life insurance proceeds will bear interest computed daily from the date of the Insured's death to the date of payment. We set the interest rate each year. This rate will not be less than the rate required by law.

                                    0895-14

                        SECTION NINE - GENERAL PROVISIONS

9.1 ENTIRE CONTRACT The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the application. Also, any application used to modify this policy, (including but not limited to a request required under the terms of Section 3.1 or Section 3.6 of this policy) will be attached to and made a part of this policy. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, only in writing. No change will be made to this contract without your consent, unless a change is made to ensure this policy qualifies as life insurance as described in Section 9.11. No agent is authorized to change this contract.

9.2 INFORMATION PROVIDED IN THE APPLICATION In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void this policy unless that statement is a material misrepresentation and is part of the application.

9.3 CONTESTABLE PERIOD We will not contest this policy, based on the Initial Face Amount of this policy, after this policy has been in effect during the lifetime of the Insured for 2 years from the Issue Date.

     An Underwritten Increase, as described in Section Three - Underwritten Increases And Premiums, may occur. In this case, we will not contest payment of the Life Insurance Benefit based on an Underwritten Increase after such Underwritten Increase has been in effect for 2 years from the effective date of an Underwritten Increase. We can contest only on the basis of those statements made in the application for such Underwritten Increase.

     We will not contest the payment of any life insurance proceeds attributable to the difference in rates due to a reclassification after such reclassification has been in effect for 2 years from the effective date of a reclassification during the lifetime of the Insured. We will require evidence of insurability in cases of reclassification.

     If this policy ends, and is reinstated, we will not contest this policy after it has been in effect during the lifetime of the Insured for 2 years from the date of reinstatement.

9.4 SUICIDE EXCLUSION Suicide of the Insured, while sane or insane, within 2 years of the Issue Date, is not covered by this policy. In that event, this policy will end and the only amount payable will be the premiums paid to us, less any unpaid loan and accrued loan interest and any partial surrender benefits paid.

     An Underwritten Increase payment, as described in Section Three - Underwritten Increases And Premiums, may occur. In this case, the 2-year suicide exclusion period for each Underwritten Increase will begin on the effective date of such increase. If the suicide period applies to such an increase, the only amount payable with respect to that Underwritten Increase will be the total Cost of Insurance we deducted for that Underwritten Increase.

     If this policy ends and is reinstated, suicide of the Insured, while sane or insane, within 2 years of the date of reinstatement is not covered.

9.5 POLICY DATE The Policy Date is the date from which premiums and charges are calculated and become due. Except for the first Monthly Deduction Day, which is described in Section 7.1, the Monthly Deduction Day for this policy will be the same calendar day each month, as determined by the Policy Date. The Policy Date is also the date from which policy years, months, and anniversaries are measured, unless otherwise stated.

                                     0895-15

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                  SECTION NINE - GENERAL PROVISIONS (CONTINUED)

     Unless another date is chosen, as described below, the Policy Date is determined as follows.

     (a) If you paid the Initial Single Premium with your application and obtained a temporary coverage agreement, the Policy Date will be the date of the temporary coverage agreement.

     (b) If you did not pay the Initial Single Premium with your application and therefore no temporary coverage agreement was obtained, the Policy Date will be the date the policy is delivered and the Initial Single Premium is paid, known as the Effective Date.

     Both the Policy Date and the Monthly Deduction Day are shown on the "Policy Information" Policy Data page. If you did not pay the Initial Single Premium with your application, then you will be notified of the new Policy Date and Monthly Deduction Day after your payment of the Initial Single Premium is received by us.

     You can request another date if it is preferable to pay premiums on that date or have policy values accrue as of that date, by providing us with your signed request.

9.6 CALCULATION OF AGE When we refer to a person's age in this policy, we mean his or her age on the last birthday.

9.7 MISSTATEMENT OF AGE OR GENDER If you misstate the age or gender of the Insured, we will adjust any Cash Value proceeds, Cash Surrender Value proceeds and life insurance proceeds, up or down, to reflect the correct age or gender. The amount of the Life Insurance Benefit will be the amount that would be purchased by the Initial Single Premium plus any Underwritten Increases paid at the correct age and gender.

9.8 ASSIGNMENT While the Insured is living, you can assign this policy, or any interest in it. If you do this, your interest and anyone else's is subject to that of the assignee. As owner, you still have the rights of ownership that have not been assigned.

     An assignee cannot change the owner or beneficiary of this policy. Any amount payable to the assignee will be paid in one sum.

     You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment. Unless otherwise specified by the owner, assignments shall take effect on the date the notice of assignment is signed by the owner, subject to any payments made or actions taken by us prior to receipt of this notice.

9.9 PROTECTION AGAINST CREDITORS Payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

9.10 PAYMENTS TO COMPANY Any payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt, signed by our President or Secretary, for any premium paid to us.

9.11 CONFORMITY WITH LAW This policy is subject to all laws that apply. We reserve the right to make changes to this policy or to adjust policy values to ensure this policy at all times qualifies as life insurance for federal income tax purposes.

9.12 DIVIDENDS This is a non-participating policy on which no dividends are payable.

9.13 POLICY REPORT Each policy year after the first, while this policy is in effect and the Insured is living, we will send a written report to you within 30 days after the Policy Anniversary. It will show, as of that Anniversary, the Cash Value, the Cash Surrender Value and the amount of any unpaid loan and accrued loan interest. This report will also give you any other facts required by state law or regulation.

                                    0895-16

9.14 BASIS FOR COMPUTATION OF POLICY VALUES All maximum Cost of Insurance rates referred to in this policy are based on the mortality table referred to in the "Additional Policy Information" Policy Data page. We have filed a statement with the insurance official in the state or district in which this policy is delivered, that describes in detail, how we compute policy benefits and Cash Surrender Values. These policy benefits and Cash Surrender Values are at least those required by the law of the state or district where the policy was delivered.

9.15 POLICY EXCHANGE Within 24 months of the Issue Date of this policy, you can exchange it for a new policy on the life of the Insured without evidence of insurability. In order to exchange this policy, we will require:

          (a)  That this policy be in effect on the date of exchange;

          (b)  Repayment of any unpaid loan and accrued loan interest;

          (c) An adjustment, if any, for premiums and Cash Values of this and the new policy.

     The date of exchange will be the later of: (a) the date you send us this policy along with a signed written request for an exchange; or (b) the date we receive at our Service Office the necessary payment for the exchange.

     The new policy will be on a permanent plan of life insurance, which we were offering for this purpose on the Issue Date of this policy. The new policy will have either a face amount equal to the Initial Face Amount of this policy on the date of exchange or the same Initial Death Benefit Amount. It will be based on the same issue age, gender and class of risk as this policy, but will not offer variable investment options such as the Investment Divisions. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

9.16 AGE 121 POLICY ANNIVERSARY Beginning on the Policy Anniversary on which the Insured is age 121, you must elect one of the following options:

     1. Continue the policy with the Death Benefit Guarantee (if the Death Benefit Guarantee is in effect); or

     2.   Continue the policy without the Death Benefit Guarantee; or

     3.   Surrender the policy for the Cash Surrender Value.

     If you elect option (1) (or do not make an election and the Death Benefit Guarantee is in effect), the policy's Cash Value as defined in Section 6 will be transferred to a Cash Management Investment Division. The Death Benefit Guarantee Amount will be the greater, at maturity, of the Death Benefit Guarantee Amount or the policy's Cash Value. On the death of the Insured, the designated beneficiary will be paid the greater of: (a) the Death Benefit Guarantee Amount less any unpaid loan, accrued loan interest and partial surrender(s) taken on or after the Age 121 Policy Anniversary, or (b) the policy Cash Surrender Value, less any Mortality and Expense Risk Charge due for that month. If you elect this option, you will not be permitted to make transfers into any other Investment Divisions other than the Cash Management Investment Division.

     If you elect option (2) (or do not make an election and the Death Benefit Guarantee is not in effect), the policy's Cash Value will remain invested in the same Investment Divisions of the Separate and General Accounts. On the death of the Insured, the designated beneficiary will be paid the policy Cash Surrender Value, less any Mortality and Expense Risk Charges due for that month. You will not receive the Death Benefit Guarantee Amount, as outlined in option (1) above.

     If you elect option (3), the policy will be surrendered for its Cash Surrender Value by submitting to us a signed written request that gives us the information we need.

                                     0895-18

     If you elect option (1) or (2), the following conditions will also apply:

     (a)  Partial Surrenders will continue to be allowed;

     (b) Other than the Mortality and Expense Risk Charge, no further monthly deductions will be made from the Cash Value;

     (c) Each Investment Division of the Separate Account will continue to deduct applicable fees and expenses;

     (d) New policy loans can be requested and loan repayments will continue to be allowed. Loan interest will continue to accrue at the current loan interest rate;

     (e) Any benefit, permitting the purchase of additional insurance on a spouse provided by a rider attached to the policy, that is still in effect, will end; and

     (f) Any other rider attached to the policy will also end, unless we agree otherwise.

     THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED'S ATTAINED AGE 100 UNDER FEDERAL TAX LAW AND THE POLICY MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. YOU SHOULD CONSULT YOUR TAX ADVISOR BEFORE CHOOSING TO CONTINUE THE POLICY AFTER AGE 100.


                                     PAGE 18

                                     0895-18

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

51 Madison Avenue
New York, N.Y. 10010
(212) 576-7000

A Stock Company Incorporated in Delaware

FLEXIBLE SINGLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

VARIABLE LIFE INSURANCE BENEFIT - SINGLE PREMIUM TO PUT POLICY IN FORCE. PROCEEDS PAYABLE AT INSURED'S DEATH.

AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.

UNDERWRITTEN INCREASES MAY BE MADE, SUBJECT TO THE CONDITIONS IN SECTION 3.1. POLICY IS NON-PARTICIPATING.

308-95